Exhibit 8.1

List of Subsidiaries and Variable Interest Entities

Name	Jurisdiction of Incorporation	Direct Parent Company of the Subsidiary and its Jurisdiction of Incorporation
Subsidiaries:
Beijing Decision Education & Consulting Co., Ltd.	PRC	Elite Concept Holdings Limited (Hong Kong)
Beijing Hewstone Technology Co., Ltd.	PRC	Elite Concept Holdings Limited (Hong Kong)
Beijing Pioneer Technology Co., Ltd.	PRC	Smart Shine International Limited (Hong Kong)
Beijing Smart Wood Software Technology Co., Ltd.	PRC	Smart Shine International Limited (Hong Kong)
Elite Concept Holdings Limited	Hong Kong	New Oriental Education & Technology Group Inc. (Cayman Islands)
Winner Park Limited	Hong Kong	New Oriental Education & Technology Group Inc. (Cayman Islands)
Smart Shine International Limited	Hong Kong	New Oriental Education & Technology Group Inc. (Cayman Islands)
Koolearn Technology Holding Limited	Cayman	New Oriental Education & Technology Group Inc. (Cayman Islands)
New Oriental Xuncheng Technology (HK) Limited	Hong Kong	Koolearn Technology Holding Limited (Cayman Islands)
Beijing Dexin Dongfang Network Technology Co., Ltd.	PRC	New Oriental Xuncheng Technology (HK) Limited (Hong Kong)

Variable Interest Entities:
New Oriental Education & Technology Group Co., Ltd.*	PRC
Beijing New Oriental Xuncheng Network Technology Co., Ltd.	PRC

(1)	* New Oriental Education & Technology Group Co., Ltd. had a number of subsidiaries and schools in the PRC as of May 31, 2022, including:

•

99 schools, excluding certain schools that are separate legal entities but have been counted to our learning centers and certain schools that have been counted as the same school in the same city or region from the perspective of our internal management and our kindergartens; and

•	76 wholly owned subsidiaries that operate New Oriental’s educational materials and distribution business, and overseas study consulting business in China.